Exhibit 3.4.2

OPERATING AGREEMENT OF CACH OF NJ, LLC

This Operating Agreement of CACH of NJ, LLC, a limited liability company (the “Company”) organized pursuant to the Colorado Limited Liability Act (the “Act”), is entered into and shall be effective as of the Effective Date, by and between the Company and CACH, LLC, a Colorado Limited Liability Company, its sole member (“Member”).

ARTICLE I. FORMATION

1.1.      Organization. The Member has organized the Company as a State limited liability company organized pursuant to the Act. A copy of the Articles of Organization and Letter of Good Standing are attached hereto and incorporated in this Operating Agreement as Exhibit A.

1.1.1        The Member hereby confirms that it has appointed Philip Scott Lowery as Manager of the Company.

1.1.2.       The Member and the Company, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree to the terms and conditions of this Operating Agreement (the “Agreement”).

1.2.      Name. The name of the Company is CACH of NJ, LLC, and all business of the Company shall be conducted under that name.

1.3.      Effective Date. This Agreement is effective the date of the filing of the Articles of Organization with the Secretary of State.

1.4.      Term. The term of the Company shall be perpetual until dissolved and its affairs wound up in accordance with the Act or this Agreement.

1.5.      Governing Law. The Act and other applicable laws of the State of Colorado shall govern this Agreement and all questions with respect to the rights and obligations of the Member and the Company, the construction, enforcement, and interpretation hereof, and the formation administration, and termination of the Company.

1.6.      Purpose. The sole purpose of the Company is to acquire, own, place for collection and suit, and sell charged off consumer credit card account receivables and other types and forms of debt obligations transferred to it by the Member, and to engage in such other lawful activities as are reasonably necessary or useful to the furtherance of the foregoing purpose, upon and subject to the terms and conditions of this Agreement (the “Business”).

1.7.      Powers. The Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to operate its Business and accomplish its purpose.

1.8.      Foreign Qualification. The Company shall qualify to do business as a foreign limited liability company in each jurisdiction in which the nature of its business requires such qualifications.

1.9.      Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Articles of Organization as filed in the office of the Secretary of State. The Manager may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement registered agent or change of address as the case may be.

1.10.    Principal Office. The Principal Office of the Company shall be located at the address reflected in the Articles of Organization as filed in the office of the Secretary of State. The Manager may, from time to time, change the Principal Office and make appropriate filings with the Secretary of State to reflect that fact.

ARTICLE II. DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.1.      Act. The Colorado Limited Liability Company Act, Colorado Revised Statutes §§7-80-101 through 7-80-1101 and all amendments to the Act.

2.2.      Capital Contribution. Any property, including cash, from time to time contributed by the Member to the Company.

2.3.      Company. CACH of NJ, LLC, a limited liability company formed under the laws of the State of Colorado and this Agreement, as it may be amended from time to time.

2.4.      Company Property. Any Property owned by the Company.

2.5.      Distribution. A transfer of Company Property to the Member on account of a Membership Interest, regardless of whether the transfer occurs on the liquidation of the Company, in exchange for the Member’s interest, or otherwise.

2.6.      Manager. Manager shall mean P. Scott Lowery and Paul A. Larkins or any Person who shall succeed them in this capacity. References to Managers in the singular or as him, her, it, itself, or other like references shall also, where the context requires, be deemed to include the plural or the masculine or feminine reference, as the case may be. If there is more than one Manager, any action to be taken by the Manager under this Agreement may be taken by either of the Managers. The Manager shall serve at the pleasure of the Member and the Member may remove and replace Manager with or without cause upon a majority vote of Member’s Board of Directors.

2.7.      Member. CACH, LLC a Colorado limited liability company located at 370 17th Street, 50th Floor, Denver, CO 80202 or any transferee of Member.

2.8.      Membership Interest. The Member’s entire interest in the Company, including such rights in the Company’s profits, losses and Distributions pursuant to this Agreement, the Act, and other applicable law.

2.9.      Person. An individual, trust, estate or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the state of Colorado.

2.10.    Proceeding. Any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administra6e, arbitrative, or investigative, whether formal or informal.

2.11.    Property. Any property, real or personal, tangible or intangible (including goodwill) including cash and equitable or legal interest in such property.

ARTICLE III. MEMBER AUTHORITY

3.1.      Authority. The Member’s authority under this Agreement is limited to any actions necessary or convenient to the Business stated in Article 1.6 of this Agreement.

ARTICLE IV. AMENDMENT

4.1.      Amendment. This Agreement may be amended from time to time only by a written instrument adopted by the Member and the Company and executed by the Member and the Company. Exhibit A hereto may be amended from time to time by the Manager to the extent required to accurately reflect the then current status of the information contained thereon.

ARTICLE V. ADMINISTRATIVE PROVISIONS

5.1.      Records. The Manager shall cause the Company to keep at its Principal Office the following:

(a) a copy of the Articles of Organization and all Amendments or Restatements thereto; and,

(b) a copy of this Agreement and all amendments thereto; and,

(c) copies of the Company’s federal, state, and local income tax returns, if any, and any audited and un-audited financial statements for the three most recent years; and,

(d) the full name and business address of the Member.

5.2.      Bank Accounts; Signature Authority. Funds of the Company shall be deposited in an account or accounts of any banks(s) or other financial institution(s) that are participants in federal insurance programs selected by the Manager. The Manager shall arrange for the appropriate conduct of such accounts. The Manager or such person(s) or individual(s) designated by Manager shall have authority to sign checks and other documents on behalf of the Company, subject to the Management and Approval provisions of Article VI of the Agreement.

5.3.      Books. The Books of account shall be maintained and tax returns prepared and filed in accordance with GAAP, and on the same method of accounting as that of the Member. An outside accounting firm selected by the Manager shall prepare audited financial statements annually. The Company shall prepare un-audited financial statements on a quarterly interim basis. The cost of audits shall be born by the Company. The Member shall, for purposes of inspection and copying, have access, during the normal business hours of the Company, to the Company’s financial records and documents.

ARTICLE VI. MANAGEMENT AND APPROVAL

6.1.      Management Rights. Subject to subsection 6.2 of this Article, the Business of the Company shall be conducted by the Manager or such Persons or individuals so designated by the Manager, and all management of the Company shall be vested in the Manager.

6.2.      Powers and Authority. The Manager shall have the power and authority to take the following actions on behalf of the Company:

(a) the institution, prosecution and defense of any Proceeding in the Company’s name; and,

(b) the acquisition of Property; and,

(c) the disposition of Company Property; and,

(d) the entering into of contracts and guaranties; incurring of liabilities; the borrowing of money necessary to conduct the Business of the Company, issuance of notes,

bonds and other obligations; and the securing of any of its obligations or the obligations or debts of the Member by mortgage, pledge, or security interest in and of Company Property and income; and,

(e) the lending of money, investment or reinvestment of the Company’s funds, and receipt and holding of Property as security for repayment, including without limitation, loaning money to the Member, its subsidiaries, franchisees, and affiliates; and,

(f) the conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company within or outside of the State of Colorado; and,

(g) the appointment of employees, and agents of the Company, defining their duties, and the establishment of their compensation, if any; and,

(h) the participation in partnership agreements, joint ventures, or other associations of any kind for the sole purpose of furthering the Company’s business; and,

(i) the indemnification of an Indemnitee pursuant to Article VII of this Agreement; and,

(j) the appointment of officers with such designation as the Manager may determine necessary to execute on behalf of the Company all instruments and documents, including without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage, investment or disposition of Property, including the licensing of intellectual property; and,

(k) the determination of the amount of, and the making of Distributions; and,

(1) the purchase of liability and other insurance to protect the Company’s Property and Business; and,

(m) the employment of accountants, legal counsel, and other experts to perform services for the Company and to compensate them from Company funds; and,

(n) the request of non-mandatory additional Capital Contributions or loans to the Company from the Member; and,

(o) the doing and performance of all other acts as may be necessary or appropriate to carry out the Company’s Business.

6.3.      Restrictions on Authority. Notwithstanding subsection 6.1 of this Article, only the Member may take the following actions or may direct the Manager to take the following actions:

6.3.1        the admission of an additional member other than the Member; and,

6.3.2        the initiation or proceeding under which the Company would become a Debtor under the United States Bankruptcy Code; and,

6.3.3        a change in the Purpose of the Company; and,

6.3.4        the approval of a merger, conversion, or elective application of a statute to the Company; and,

6.3.5        the taking of any action that would make it impossible to fulfill the purpose of the Company; and,

6.3.6        the amendment of this Agreement; and,

6.3.7        the sale, exchange or other Disposition of all, or substantially all of the Company’s Property other than in the ordinary course of the Company’s Business.

6.4.      Compensation of Member and Manager. The Member and Manager shall be reimbursed all reasonable expenses incurred on behalf of the Company.

6.5.      Authority of Manager to Bind the Company. Unless stated otherwise in this Agreement, only the Manager, agents vested with actual authority, and designated officers acting within the scope of the duties shall have the authority to bind the Company.

6.6.      Standard of Care. The Manager, Member, and all other Persons, including officers, employees, and agents of the Company shall conduct affairs of the Company subject to a standard of reasonableness, and shall discharge their duties under this Agreement and Act by refraining from, and not engaging in, negligent or reckless conduct, intentional misconduct, or a knowing violation of the law.

ARTICLE VII. LIABILITY AND INDEMNIFICATION

7.1.      Liability. Unless as required by the operation of law, regulation, or statute, neither the Member nor Manager shall be liable for the liabilities of the Company.

7.2.      Indemnification. To the greatest extent not inconsistent with the laws of the state of Colorado, the Company shall have the power, but not the obligation, to indemnify the Organizer, Member, Manager, and any responsible officer, agent, employee, or director appointed by the Manager (collectively and individually hereinafter referred to as “Indemnitee”) made party to a proceeding because of the Indemnitee’s position or relation with or to the Company. Said indemnification shall be against all liability incurred by the Indemnitee in connection with any judicial, regulatory, or arbitration Proceeding; provided however that it shall be determined in the specific case, in accordance with subsection

7.2.2 of this Article VII, that indemnification of such Indemnitee is permissible in the circumstances because the Indemnitee has met the standard of conduct for indemnification set forth in subsection 7.2.1 of this Article VII. If such indemnification is permissible under the provisions of this Article VII, the Company shall pay for and provide a defense using counsel of its choosing, and reimburse reasonable expenses incurred by Indemnitee in connection with such proceeding in advance of the final disposition thereof if

(a) the Indemnitee furnishes the Company a written affirmation of the Indemnitee’s good faith belief that it has met the standard of conduct for indemnification described in subsection 7.2.1 of this Article VII; and,

(b) the Indemnitee furnishes the Company with a written undertaking executed personally or on such Indemnitee’s behalf, to repay the advance if it is ultimately determined that such Indemnitee did not meet the standard of conduct; and,

(d) a determination is made in accordance with subsection 7.2.2 of this Article 7 that, based upon facts then known to those making the determination, indemnification would not be precluded under this section 7.2.

The undertaking described in subsection (b) above must be a general obligation of the Indemnitee, subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment.

7.2.1        the indemnification of an Indemnitee is permissible under this section 7.1 only if

(a) it conducted itself in good faith;

(b) it reasonably believed that the conduct was in or at least not opposed to the Company’s best interest;

(c) in the case of any criminal proceeding, it had reasonable cause to believe that the conduct was not unlawful; and

(e) it is not adjudged in any such proceeding to be liable for negligent or willful misconduct in the performance of duty. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent is not, of itself determinative that the Indemnitee did not meet the standard of conduct in this subsection 7.2.1 of this section 7.2.

7.2.2        a determination as to whether indemnification or advancement of expenses is permissible shall be made by an independent, neutral special counsel retained by the Company and selected by the Organizer, Member, Manager, and any responsible officer, agent, employee, or director appointed by the Manager not a party to the proceeding.

7.3.      Insurance. The Company shall purchase insurance for its benefit, the benefit of any Indemnitee who is eligible for indemnification under this Article VII, or both, against any liability asserted against or incurred by such individual in any capacity arising out of such individual’s service with the Company, whether or not the Company would have the power to indemnify such individual against liability.

ARTICLE VIII. CAPITAL CONTRIBUTION

8.1.      Contributions. The Member shall make the initial Capital Contribution pursuant to the terms and conditions of Exhibit B attached hereto. The Member shall not have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement.

ARTICLE IX. DISTRIBUTION

9.1.      Distributions. Except as provided by the non-waivable provisions of the Act, the Company shall make distributions as determined by the Manager.

ARTICLE X. DISPOSITION OF MEMBERSHIP INTEREST

10.1.    Disposition. The Member’s Membership Interest is transferable either voluntarily or by operation of law. The Member may dispose of all or a portion of the Member’s Membership Interest.

10.1.1      Upon the transfer of the Member’s entire Membership Interest, other than a temporary transfer or a transfer as a pledge or security interest, the Member shall cease to be a Member and shall have no further rights or obligations under this Agreement, except that the Member shall have the right to such information as may be necessary for the computation of the Member’s tax liability, if any. Notwithstanding any provision of the Act to the contrary, upon Disposition of the Member’s entire Membership Interest, the transferee shall, without further action, and upon completion of transfer documents, become the Member and obtain all rights appurtenant to a Membership Interest.

10.1.2      Upon the transfer of a portion, but not all, of the Member’s Membership Interest, other than a temporary transfer or a transfer as a pledge or security interest, the transferee shall become an additional member. In such case, this Agreement and all other relevant documents, including the Articles of Organization, shall be amended to reflect the change in the number of members.

ARTICLE XI. DISSOLUTION AND WINDING UP

11.1.    Dissolution. The Company shall be dissolved and its affairs wound up, upon any one or more of the following events: (a) the will of the Member, (b) the sale, transfer or assignment (except for a temporary assignment or transfer or a security interest) of all or substantially all of the assets of the Company, (c) the voluntary filling by the Company of a petition of bankruptcy under the Federal Bankruptcy Code or claim of insolvency under state insolvency laws, (d) the general assignment of the Company for the benefit of creditors, or (e) as otherwise required by law. Notwithstanding any provisions of the Act to the contrary, the Company shall continue and not dissolve as a result of the bankruptcy of the Member. In the event of the dissolution of the Member, or any other event that terminates the continued membership of the Member, the Company shall continue until dissolved.

11.2.    Effect of Dissolution. During the process of dissolution, the Company shall cease carrying on its Business, but is not terminated until the winding up of affairs of the Company is completed and a Certificate of Dissolution is filed with the Secretary of State.

11.3.    Distribution of Assets on Dissolution. Upon the winding up of the Company, the Manager shall liquidate the Company Property if necessary or desirable, and shall cause the Company property to be distributed as follows:

11.3.1      to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities;

11.3.2      to the Member with a distribution be in cash, and for Property that is other than cash, or a combination of cash and some other form of Property as defined in this Agreement, as determined by the Manager.

11.4.    Winding Up and Certificate of Dissolution. Upon completion of the liquidation of the Company and the distribution of all Company assets as called for in this Article XI, the Company shall terminate upon the filing with the Secretary of State of a Certificate of Dissolution containing all information required by the Act, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

ARTICLE XII. MISCELLANEOUS PROVISIONS

12.1.    Entire Agreement. This Agreement, including exhibits or other documents attached hereto and incorporated herein by reference constitutes the entire agreement of the Member with respect to the Company. This Agreement supersedes all prior agreements, if any.

12.2.    Benefit of Company and Member. This Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, its Member and their successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company, Member, or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any Capital Contribution or otherwise.

12.3.    Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to existing or future law, such invalidity shall not impair the operation or affect those portions of this Agreement which are valid, and this Agreement shall remain in full force and effect and shall be construed and enforced in all respects as if such invalid or unenforceable provisions had been omitted.

12.4.    Waiver. No consent or waiver, express or implied, by the parties to this agreement of any breach or default of the terms and obligations of this Agreement shall be deemed or construed to be a consent or waiver to any other breach or default of the same or any other obligations hereunder. Failure on the part of either party to this Agreement to complain of any act or failure to act, irrespective of how long such failure continues, shall not constitute a waiver of the parties’ rights hereunder.

In WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 12th  of April, 2005.

CACH of NJ, LLC

By:	/s/Philip Scott Lowery
Philip Scott Lowery, its Manager

CACH, LLC

By:	/s/ Philip Scott Lowery
Philip Scott Lowery, its Manager